N E W S R E L E A S E	UNITEDHEALTH GROUP INCORPORATED

Investors:	John Penshorn 952-936-7214	Brett Manderfeld 952-936-7216
Media:	Don Nathan 952-936-1885

(For Immediate Release)

UNITEDHEALTH GROUP REACHES AGREEMENT
WITH NEW YORK ATTORNEY GENERAL
~Funds Independent Health Price Database to Replace Ingenix Database Products~

MINNEAPOLIS (January 13, 2009) – UnitedHealth Group (NYSE: UNH) today announced it has reached an agreement with the New York attorney general regarding an investigation into two database products used to determine out-of-network reimbursement amounts for certain health plan members. The company believes the agreement will enhance the transparency of information related to physician fees for out-of-network services.

In particular, the agreement commits UnitedHealth Group to pay $50 million to fund a not-for-profit entity to develop and own a new, independent database product to replace the Prevailing Health Charges System (PHCS) and Medical Data Research (MDR) database products owned by UnitedHealth Group’s subsidiary, Ingenix, Inc. Both products are used by a number of health plans and employers as tools that help determine the amount to reimburse members who receive physician services outside their managed care networks. When the new database product is ready, Ingenix will close the PHCS and MDR database products.

“We are committed to increasing the amount of useful information available in the health care marketplace so that people can make informed decisions, and this agreement is consistent with that approach and philosophy,” said Thomas L. Strickland, executive vice president and chief legal officer of UnitedHealth Group. “We are pleased that an independent not-for-profit entity will play this important role for the marketplace.”

The not-for-profit entity designated by the attorney general will collect information on the prices charged by physicians and make that information available to health plans in place of the Ingenix database products. In addition, the not-for-profit entity will develop a Web site designed to educate health care consumers more directly about market prices for health care services. This contribution was fully accrued for in the company’s 2008 third quarter financial results.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, OptumHealth, Ingenix, and Prescription Solutions. Through its family of businesses, UnitedHealth Group serves more than 70 million individuals nationwide.

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